CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Atna Resources Ltd. on Form 20-F of our report dated on March 20, 2013, relating to the consolidated financial statements and internal control over financial reporting of the Company for the year ended December 31, 2012.

EKS+H LLLP

EKS&H LLLP

March 20, 2013
Denver, Colorado